Exhibit 99.1

THIS INSTRUMENT WILL BE SUBJECT TO A SUBORDINATION AGREEMENT IN SUBSTANTIALLY SIMILAR FORM TO EXHIBIT A ATTACHED HERETO, IN BY AND AMONG SIVAPATHAM NATARAJAN AND DE LAGE LANDEN FINANCIAL SERVICES, INC. AND THE OTHER PARTIES THERETO, INCLUDING THE MAKER OF THIS INSTRUMENT, AS SUCH SUBORDINATION AGREEMENT MAY BE FROM TIME TO TIME AMENDED, SUPPLEMENTED, MODIFIED, RESTATED OR REPLACED (THE “SUBORDINATION AGREEMENT”).

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR “BLUE SKY” LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED OR PLEDGED UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT AND BLUE SKY LAWS OR AN EXEMPTION THEREFROM IS AVAILABLE AS ESTABLISHED BY A WRITTEN OPINION OF COUNSEL ACCEPTABLE TO BUYER.

EMTEC GLOBAL SERVICES, LLC

UNSECURED PROMISSORY NOTE

$820,000	Made as of: March 20, 2008
Maturity Date: 18 months from issuance

EMTEC GLOBAL SERVICES, LLC, a Delaware limited liability company (the “Company”), for value received, hereby promises, subject to the terms and conditions hereof, to pay to SIVAPATHAM NATARAJAN, or his successors and assigns (the “Holder”), the principal amount of EIGHT HUNDRED TWENTY THOUSAND DOLLARS ($820,000); the “Principal Amount”), together with interest on the unpaid balance of the Principal Amount, at the rate of eight percent (8%) per annum (the “Applicable Rate”), to be payable in the manner and at the times provided herein below.

This Unsecured Promissory Note (the “Note”) is being issued pursuant to the terms and conditions of the Stock Purchase Agreement, dated as of  March 20, 2008 (the “Purchase Agreement”), by and among the Company, the Holder and Luceo, Inc., an Illinois corporation (“Luceo”).

1. Interest. Interest shall accrue on the unpaid Principal Amount of this Note at the Applicable Rate.

2. Prepayment. All or part of this Note may be prepaid by the Company or a designee of the Company at any time or times in whole or in part without premium or penalty.

3. Repayment. The unpaid Principal Amount of this Note, together with accrued but unpaid interest thereon, shall be paid in two equal installments of principal and interest on the twelve month anniversary of the date hereof and the eighteen month anniversary of the date hereof (each such day a “Payment Date”). If a Payment Date is a Saturday, Sunday or legal holiday at a place of payment, payment may be made at that place on the next succeeding business day that is not a Saturday, Sunday or legal holiday, an no interest on the amount payable shall accrue for the intervening period.

Method of Payment. All payments of principal and interest on this Note shall be made to the Holder by wire, payable to:

Sivapatham Natarajan
Chase Bank
1212 Hobson Road
Naperville, IL 60540
Acct#: 2690064281139
Routing#: 071000013.

4. Events of Default.

(a) An “Event of Default” occurs if:

(i) the Company fails to pay the Principal Amount of this Note, or any accrued but unpaid interest thereon, on the Payment Date and such failure continues for a period of five (5) business days after the receipt by the Company of written notice of such failure from the Holder (it being understood that the Company shall have the opportunity to cure such failure during such period); or

(ii) the Company shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and in the case of any such proceeding instituted against the Company such proceeding shall not be stayed or dismissed within 60 days from the date of institution thereof.

5. Acceleration. Subject to the Subordination Agreement, upon an Event of Default, at the election of the Holder by notice to the Company, the Holder may declare the entire unpaid Principal Amount and any interest accrued thereon to be immediately due and payable. The Company shall pay all reasonable legal fees and expenses incurred by or on behalf of Holder in connection with the Holder’s exercise of any of his rights and remedies under this Note upon an Event of Default.

6. Replacement Notes. If a mutilated Note is surrendered to the Company or if the Holder presents evidence to the reasonable satisfaction of the Company that this Note has been lost, destroyed or wrongfully taken, the Company shall issue a replacement Note of like tenor if the requirements of the Company for such transactions are met. An indemnity agreement may be required that is sufficient in the reasonable judgment of the Company to protect the Company from any loss which it may suffer. The Company may charge for its out-of-pocket expenses incurred in replacing this Note.

7. No Recourse Against Others. No director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under this Note or for any claim based on, in respect or by reason of, such obligations or their creation. The Holder by accepting this Note waives and releases all such liability. This waiver and release are part of the consideration for the issue of this Note.

8. Notices. All notices provided for or permitted hereunder shall be made in writing by hand-delivery, registered or certified first-class mail, fax or reputable courier guaranteeing overnight delivery to the other party at the following addresses (or at such other address as shall be given in writing by any party to the others):

If to the Company, to:

Emtec Global Services, LLC
c/o Emtec, Inc.
5 Greentree Center, Suite 117
Marlton, New Jersey 08053
Fax: 815-346-7605
Attention: Stephen C. Donnelly

with a required copy (which shall not constitute notice) to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention: Carmen Romano, Esq.
Fax: (215) 994-2222

If to the Holder, to the Holder’s address as reflected in the Purchase Agreement.

with a required copy (which shall not constitute notice) to:

Coman & Anderson, P.C.
2525 Cabot Drive
Suite 300
Lisle, IL 60532
Attn: Daniel G. Coman, Esq.

All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; four business days after being deposited in the mail, postage prepaid, if mailed; when confirmation of transmission is received, if faxed during normal business hours (or, if not faxed during normal business hours, the next business day after confirmation of transmission); and on the next business day, if timely delivered to a reputable courier guaranteeing overnight delivery.

9. Governing Law. This Note shall be deemed a contract under, and shall be governed by and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws.

10. Right of Setoff. The Company shall have the right to setoff against any amounts due to the Holder under this Note, any amounts owed by the Holder or Luceo to the Company pursuant to the Purchase Agreement. Notwithstanding anything in this Note to the contrary, in the event that the Company or Luceo, or any of their respective directors, officers or employees, has notified the Holder that it intends to make a claim for indemnity under, and in accordance with the terms of, the Purchase Agreement, the Company’s obligation to make payment under this Note shall be suspended subject to the ongoing accrual of interest, but only in the amount of such indemnity claim and only until the earlier of (A) the mutual written agreement of the Company and the Holder resolving said indemnity claim, or (B) the entry of a final judgment of a court of competent jurisdiction resolving such claim; and in each case, payment of the amount, if any, agreed or determined to be payable to the Holder shall be made in accordance with the terms and provisions of this Note.

11. Successors; Assignment. This Note shall be binding upon and shall inure to the benefit of the Holder and the Company and their respective successors and permitted assigns. The Holder may not assign or transfer this Note without the prior written consent of the Company.

12. Headings. The section headings of this Note are for convenience only and shall not affect the meaning or interpretation of this Note or any provision hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, and the Holder has caused this Note to be duly acknowledged, as of the date set forth below.

Dated: March __, 2008

EMTEC GLOBAL SERVICES, LLC

By:
	Name:	Dinesh R. Desai
	Title:	Manager

GUARANTY

WHEREAS, as a condition precedent to accepting the Unsecured Promissory Note pursuant to the terms of a certain Stock Agreement by and among Emtec Global Services (“Buyer”), LLC, Luceo, Inc. and Siva Natarajan, Emtec Inc. (“Parent”) has agreed to guaranty the timely payments of all amounts due to Luceo, Inc. and/or Siva Natarajan (the “Secured Parties”);

Parent hereby unconditionally guarantees to each of the Secured Parties and their heirs, successors and assigns the prompt and full payment by Buyer of the principal of, and interest on, the Unsecured Promissory Note and all other sums payable under the Unsecured Promissory Note, whether by acceleration or otherwise in accordance with the provisions of the Unsecured Promissory Note and the prompt and full payment of all other amounts due to each of the Secured Parties under the Stock Purchase Agreement.

Until the Unsecured Promissory Note is paid in full (including all accrued but unpaid interest and all other sums payable thereunder), this guaranty shall remain in full force and effect notwithstanding any extension, compromise, adjustment, forbearance, waiver, release or discharge of any party obligor or guarantor, or release in whole or in part of any security granted for said indebtedness or compromise or adjustment thereto, and the undersigned waives all notices thereto. Upon (and only upon) the occurrence of an Event of Default by Buyer under the Unsecured Promissory Note, (i) the Secured Parties shall be able to enforce their rights against Parent hereunder and (ii) the Secured Parties shall not be required to exhaust their remedies as against Buyer prior to enforcing their rights under this guaranty against Parent.

This guaranty shall be construed and enforced under the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of any federal court located within the State of Illinois, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein which is justiciable in such court, agrees that process may be served upon them in any manner authorized by the laws of the State of Illinois for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

Dated: March ___, 2008

Emtec., Inc.
By:
Name:	Dinesh R. Desai
Title:	Chairman and Chief Executive Officer

ACKNOWLEDGED BY THE HOLDER
THIS __th DAY OF March, 2008.